Exhibit 99.1

Vulcan Materials Board of Directors to Review Unsolicited Offer From Martin Marietta Materials

Shareholders Advised to Take No Action Pending Review

BIRMINGHAM, Ala., Dec. 12, 2011 /PRNewswire/ -- Vulcan Materials Company (NYSE: VMC), the nation's largest producer of construction aggregates, today confirmed that Martin Marietta Materials, Inc. (NYSE: MLM) has commenced an unsolicited exchange offer to acquire all outstanding common shares of Vulcan Materials Company at a fixed exchange ratio of 0.50 shares of Martin Marietta Materials common stock for each share of Vulcan Materials common stock.

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Consistent with its fiduciary duties and in consultation with its independent financial and legal advisors, the Board of Directors of Vulcan Materials will carefully review the proposal and determine the course of action that it believes is in the best interests of the Company and its shareholders.

The Board intends to advise shareholders of its recommendation regarding the exchange offer within ten business days by making available to shareholders and filing with the Securities and Exchange Commission a solicitation/recommendation statement on Schedule 14D-9.

Vulcan Materials shareholders are advised to take no action at this time pending the review of the proposed exchange offer by the Vulcan Materials' Board.

Goldman, Sachs & Co. is acting as financial advisor and Wachtell, Lipton, Rosen & Katz is acting as legal advisor to Vulcan Materials.

About Vulcan
Vulcan Materials Company, a member of the S&P 500 index, is the nation's largest producer of construction aggregates, a major producer of asphalt mix and concrete and a leading producer of cement in Florida.

Additional Information
This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. Vulcan Materials will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission ("SEC"). Any Solicitation/Recommendation Statement filed by Vulcan Materials that is required to be mailed to stockholders will be so mailed. VULCAN MATERIALS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain free copies of these documents (when filed) and other documents filed with the SEC by Vulcan Materials through the SEC's website at http://www.sec.gov. Copies of the Solicitation/Recommendation Statement and any amendments and supplements to the Solicitation/Recommendation Statement will also be available for free at Vulcan Materials' website at http://www.vulcanmaterials.com under the "Investor Relations" tab.

Forward-looking Statements
Certain statements in this release may constitute "forward-looking" statements within the meaning of applicable law. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made. Vulcan Materials undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT: Media, David Donaldson, +1-205-298-3220, or Jamie Tully, or Meghan Stafford, both of Sard Verbinnen & Co., +1-212-687-8080; or Investor, Mark Warren, +1-205-298-3220